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                COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES

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
                                                                 Year Ended June 30,
                                               -----------------------------------------------------
                                                 1998          1997         1996     1995      1994
                                               --------      -------      -------   ------    ------
                                                                  (Dollar in Thousands)

Income from continuing operations
 before provision for income taxes
 per statement of income....................    $11,454      $ 5,940       $2,319   $  581      $137

Add
 Portion of rents representative
 of the interest factor.....................        575          223          125       66        45
Interest on indebtedness....................     13,190        5,175        2,668    1,213       628
Amortization of debt expense and premium....      1,170          648          493      374       184
                                                -------      -------       ------   ------      ----
  Income as adjusted........................    $26,389      $11,986       $5,605   $2,234      $994
                                                -------      -------       ------   ------      ----
Fixed charges
 Interest on indebtedness...................    $13,190      $ 5,175       $2,668   $1,213      $628
 Amortization of debt expense and premium...      1,170          648          493      374       184
 Portion of rents representative
  of interest factor........................        575          223          125       66        45
                                                -------      -------       ------   ------      ----
  Fixed charges.............................    $14,935      $ 6,046       $3,286   $1,653      $857
                                                -------      -------       ------   ------      ----
Ratio of earnings to fixed charges..........       1.77         1.98         1.40     1.35      1.16
                                                =======      =======       ======   ======      ====
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